EXHIBIT 99

                                 [COMPANY LOGO]


For Immediate Release

CONTACT:
Nick Visco - Chief Financial Officer            (732) 590-1600

                  Intelligroup Announces Year-End Restructuring
                            And Other Special Charges

Edison, NJ (January 14, 2002): Intelligroup, Inc. (Nasdaq: ITIG), a leading global technology solutions and services provider, today announced that, in an effort to further refine its business strategy around its core competencies and to refocus on more active markets, it will take approximately $13.4 million in restructuring and other special charges in the fourth-quarter of 2001. The charges, which are mainly non-cash, relate primarily to the realizability of certain assets of its ASP business in the United States ("US") and to restructuring its operations in the United Kingdom ("UK").

The charges associated with the ASP assets in the US include a write-down of approximately $6.8 million in previously purchased computer software, and approximately $1.4 million related to the planned technology development and support center in Puerto Rico ("PR-ADC"). The Company believes current and future expected market conditions indicate that the recoverability of assets acquired for use in its ASP service offering is unlikely. The Company also believes that, based upon current market conditions, it does not currently need the expanded capacity the PR-ADC would bring. As part of the agreement reached with the Government of Puerto Rico to terminate this project and to cancel the associated grant and other agreements previously entered into, the Company was released from all future obligations related to the PR-ADC in exchange for forgoing reimbursement of approximately $1.4 million in operating costs and fixed assets.

The restructuring costs for the UK operations, totaling approximately $5.2 million, include the write-down of certain intangible assets and other long-lived assets, as well as severance and related costs associated with reducing employee headcount in the region. The restructuring was precipitated by the continuing losses generated by the UK operations.

Commenting on these announcements, Arjun Valluri, Chief Executive Officer, said, "As previously discussed, opportunities within our UK operations have become highly unpredictable over the past 12 months. As a result, our UK operations continued to produce significant operating losses, despite our efforts to reduce costs and increase


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revenue."  Valluri  continued,  "Accordingly,  we have  decided  to  reduce  our exposure in the region."

Valluri continued, "In connection with the Company's late 1999 strategic decision to focus on the then emerging ASP market, the Company invested in purchased computer software intended to be used in its ASP solutions and services. However, the Company has not yet experienced, and does not expect to generate, the level of business originally anticipated in the ASP market. Therefore, we have realigned our efforts around more active markets that directly align with our traditional core competencies. This shift away from a pure ASP strategy has impaired our ability to recover these assets in the future."

Consistent with its latest guidance, the Company anticipates that earnings for the fourth quarter of 2001, before the restructuring and other special charges, will be breakeven or better. Revenue is expected to be comparable to the third quarter of 2001. The Company plans to provide more details during its fourth-quarter 2001 earnings release conference call scheduled for mid-February 2002.

ABOUT INTELLIGROUP
Intelligroup Inc. is a leading global technology solutions and services provider. Intelligroup develops, implements and supports integrated industry-specific enterprise, e-commerce and m-commerce software applications. Intelligroup's high quality onsite/offshore delivery model combined with a comprehensive suite of tools provide customers with a faster time-to-market and lower total cost of ownership in deploying their mission-critical applications. Intelligroup has operations in the Americas, UK, Sweden, Denmark, India, Australia, New Zealand, Japan, Hong Kong and Singapore/Indonesia. Intelligroup has been quoted on the Nasdaq National Market (ticker ITIG) since September 1996.

Visit Intelligroup on the Internet at http://www.intelligroup.com.

SAFE HARBOR STATEMENT
Certain statements contained herein, including statements regarding the development of services and markets and future demand for services and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby.

Factors that could cause actual results to differ materially include, but are not limited to, variability of quarterly operating results, continued uncertainty of the IT and ASP markets and revenues derived from anticipated ASP hosting and application management business, uncertainty in revenues for traditional professional services offerings, loss of one or more significant customers, reliance on large projects, concentration of revenue,


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ability to attract and retain professional  staff,  dependence on key personnel, ability to manage growth effectively, risks associated with acquisitions including integration risks, risks associated with strategic partnerships, various project-associated risks, including termination with short notice, substantial competition, general economic conditions, risks associated with intellectual property rights, risks associated with international operations and other risk factors listed from time to time in the Intelligroup's filings and reports with the Securities and Exchange Commission.

Intelligroup and the Intelligroup logo are registered trademarks and 'Creating the Intelligent Enterprise', 4Sight, 4Sight Plus, ASPPlus, myADVISOR, ASPPlus Power Upgrade Services and Uptimizer are service marks of Intelligroup in the U.S. and other countries. All other trademarks and company names mentioned are the property of their respective owners.